


                                                                                                         EXHIBIT 12

                    CAROLINA TELEPHONE AND TELEGRAPH COMPANY
          COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (Unaudited)

-------------------------------------------- ---------------------------------- ----------------------------------
                                                       Quarter Ended                      Year-to-Date
                                                       September 30,                      September 30,
                                             --- ------------- -- ------------- --- ------------- -- -------------
                                                     1998             1997              1998             1997
-------------------------------------------- --- ------------- -- ------------- --- ------------- -- -------------
                                                                        (in thousands)
Earnings
   Income before income taxes                $     52,915      $      51,681    $     147,265     $     154,223
   Capitalized interest                               (35)               105              (64)              (51)
-------------------------------------------- --- ------------- -- ------------- --- ------------- -- -------------

Subtotal                                           52,880             51,786          147,201           154,172
-------------------------------------------- --- ------------- -- ------------- --- ------------- -- -------------

Fixed charges
   Interest charges                                 4,502              5,808           15,140            16,768
   Interest factor of operating rents                 337                331              922               994
-------------------------------------------- --- ------------- -- ------------- --- ------------- -- -------------

Total fixed charges                                 4,839              6,139           16,062            17,762
-------------------------------------------- --- ------------- -- ------------- --- ------------- -- -------------

Earnings, as adjusted                        $     57,719      $      57,925    $     163,263     $     171,934
                                             --- ------------- -- ------------- --- ------------- -- -------------

Ratio of earnings to fixed charges                  11.93               9.44            10.16              9.68
                                             --- ------------- -- ------------- --- ------------- -- -------------


Note: These ratios were computed by dividing fixed charges into the sum of earnings (after certain adjustments) and fixed charges. Earnings include income before income taxes, less capitalized interest. Fixed charges include interest on all debt (including amortization of debt issuance costs) and the interest component of operating rents.




